UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 24, 2020
RealNetworks, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-37745	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)
(206) 674-2700
Registrant's telephone number, including area code
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	RNWK	The NASDAQ Stock Market
Preferred Share Purchase Rights	RNWK	The NASDAQ Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

RealNetworks, Inc. (“RealNetworks”) entered into a Support Agreement (the “Support Agreement”), dated August 25, 2020, by and among its 84%-owned subsidiary, Rhapsody International Inc., which does business as Napster (“Napster”), and MelodyVR Group PLC, an English public limited company (the “Buyer”). The Support Agreement was executed in connection with an Agreement and Plan of Merger by and among Napster, Buyer, and Buyer's wholly owned subsidiary (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Napster, with Napster surviving and becoming a wholly owned subsidiary of Buyer (the “Transaction”). Other than as Securityholder Representative, RealNetworks is not a party to the Merger Agreement.

Pursuant to the Transaction, Buyer will pay aggregate consideration of $26 million to certain holders of debt and equity of Napster, subject to a $3 million indemnity escrow, and will assume liabilities of up to $44 million, mostly related to Napster's music licensing obligations. The aggregate consideration to be paid at closing of $23 million, which excludes the amount paid into the 18-month escrow account, is comprised of $12 million in cash and approximately $11 million in the form of ordinary shares of Buyer (AIM: MVR), and a portion of the cash consideration will be used at closing to pay transaction expenses and Napster debt. The consideration payable to RealNetworks is subject to indemnity obligations related to the Transaction, and certain contingent consideration obligations related to the purchase of a 42% interest in Napster in January 2019, as well as certain transfer restrictions with regard to the Buyer shares.

The Support Agreement requires RealNetworks to provide its consent to the Transaction as a significant stockholder of Napster once Napster has obtained certain consents as noted below. The Support Agreement also requires RealNetworks to indemnify Buyer with respect to certain claims, limited in some cases to a $3 million, 18-month escrow and in most other cases to consideration received by RealNetworks.

The Merger Agreement contains customary representations and warranties, covenants and agreements, including covenants regarding efforts by Napster and Buyer to cause the closing of the Transaction to be completed. The closing of the Transaction is subject to various customary conditions for each of Napster and Buyer, which may be waived by the applicable party, including conditions that Napster obtain consents from certain commercial partners and that Buyer complete the process required in the event of a reverse merger pursuant to the rules of the Alternative Investment Market (AIM) of the London Stock Exchange, on which Buyer's ordinary shares are listed. There can be no assurance as to when the closing conditions will be satisfied, if at all. Subject to certain limitations, either Napster or Buyer may terminate the Merger Agreement if the transaction has not been consummated by December 31, 2020.

The foregoing description of the Support Agreement is qualified in its entirety by reference to the full text of the Support Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Item 8.01. Other Events.

On August 24, 2020, RealNetworks issued a press release announcing its support for the Napster sale transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Support Agreement by and among RealNetworks, Inc., Rhapsody International Inc., and MelodyVR Group PLC, dated August 25, 2020
99.1	Press Release of RealNetworks, Inc. dated August 24, 2020

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham
Senior Vice President, General Counsel and Corporate Secretary
Dated: August 27, 2020